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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
MDC Partners Inc.

        We consent to the use of our report dated March 15, 2006 with respect to the consolidated balance sheets of the Company as at December 31, 2005 and 2004 and the consolidated statements of operations and shareholders' equity and cash flows for the years then ended included herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP
Chartered Accountants
Toronto, Ontario
April 14, 2006

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm